EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Sunrise Telecom Incorporated:

We consent to incorporation by reference in the registration statements (File Nos. 333-61596, 333-43270, 333-96689, 333-107471, and 333-115722) on Form S-8 of Sunrise Telecom Incorporated, of our report dated February 8, 2005 with respect to the consolidated balance sheets of Sunrise Telecom Incorporated and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity and comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 2004, which report appears in the December 31, 2004 annual report on Form 10-K of Sunrise Telecom Incorporated.

/s/    KPMG LLP

Mountain View, California

March 29, 2005